Exhibit 10.7

THE FRESH MARKET, INC.

SECOND AMENDED AND RESTATED

SHADOW EQUITY BONUS AGREEMENT

THIS SECOND AMENDED AND RESTATED SHADOW EQUITY BONUS AGREEMENT, is entered into as of the [date], by and between THE FRESH MARKET, INC., a North Carolina corporation (“TFM”) and [employee name], a [state of residence] resident (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Employee is a valued employee of TFM whose services have contributed to the success and growth of the business of TFM; and

WHEREAS, TFM and the Employee previously have entered into one or more agreements (the “Earlier Agreement(s)”) pursuant to which TFM awarded the Employee one or more “Shadow Equity Bonus Awards” that are now outstanding and/or amended one or more such agreements;

WHEREAS, the parties desire to supersede the Earlier Agreement(s) with this Agreement in order to clarify their intent;

NOW THEREFORE, in consideration of the mutual representations, covenants and conditions hereinafter set forth, the parties do hereby agree as follows:

1. Purpose. TFM wishes to provide a means by which a portion of the Employee’s compensation will be determined by the future growth and profitability of TFM.

2. Grant of Shadow Equity Bonus Awards. Pursuant to the Earlier Agreement(s), TFM heretofore awarded the Employee Shadow Equity Bonus Awards that are now outstanding as shown on Exhibit A attached hereto. In addition, at any time hereafter, TFM, in its sole discretion, by action of the Board of Directors of TFM, may award additional Shadow Equity Bonus Awards to the Employee. For purposes of this Agreement, “Shadow Equity Bonus Award” shall mean each outstanding Shadow Equity Bonus Award that previously has been awarded Employee as shown on such Exhibit A and any additional Shadow Equity Bonus Awards that may TFM may hereafter award Employee and the “Effective Date” of a Shadow Equity Bonus Award shall be January 1 of the year in which the Shadow Equity Bonus Award was or is awarded.

3. Vesting of Shadow Equity Bonus Award. Each Shadow Equity Bonus Award of the Employee that has not theretofore expired under Paragraph 5 of this Agreement shall vest upon the date of the earliest to occur of the following (the “Vesting Date”) with respect to such Shadow Equity Bonus Award:

(i)	TFM terminates its employment of the Employee because of the Employee’s Disability as defined in Paragraph 6 of this Agreement; or

(ii)	the Employee dies while employed by TFM; or

(iii)	except as otherwise provided in this Paragraph 3, the fifth Anniversary Date of the Shadow Equity Bonus Award, but only if the Employee remains employed by TFM from the date of this Agreement up to and including such fifth Anniversary Date; or

(iv)	a Sale of TFM occurs but only if the Employee remains employed by TFM from the date of this Agreement up to the date on which such Sale of TFM occurs.

If the Employee is age sixty (60) or older on the Effective Date of the Shadow Equity Bonus Award, the following clause (iii) shall be substituted in lieu of clause (iii) above with respect to such award if (and only if) TFM has notified the Employee of such substitution at or prior to the time of the award:

“(iii)	the Employee’s sixty-fifth (65th) birthday, but only if the Employee remains employed by TFM from the date of this Agreement up to and including such birthday; or”

For purposes of this Agreement, “Anniversary Date” means an anniversary of the Effective Date of the Shadow Equity Bonus Award as defined in Paragraph 2 of this Agreement.

For purposes of this Agreement, a “Sale of TFM” means the acquisition of all or substantially all of the assets of TFM or a transaction as a result of which the Berry Parties hold less than fifty percent (50%) of the equity interests in TFM, in each case, whether by means of a sale, share offering, share exchange, merger, consolidation, or other transaction; provided, however, that a “Sale of TFM” shall not include any transaction if immediately after the transaction one or more Berry Parties directly or indirectly control the acquirer of such assets or equity interests. For purposes of the foregoing, “Berry Parties” means Ray D. Berry, existing and future lineal descendants of Ray D. Berry, existing and future spouses of Ray D. Berry or of such descendants, and existing and future trusts for the benefit in whole or in part of any one or more of the foregoing persons, and “control” means the ability to determine the persons who direct the management of the acquirer.

4. Payment Upon Vesting.

(a) Amount. The amount payable to the Employee (or the Employee’s beneficiary designated pursuant to Paragraph 7 of this Agreement) upon vesting of a Shadow Equity Bonus Award under Paragraph 3 of this Agreement shall be the amount determined under the following formula:

Cash Base Amount plus (Cash Base Amount multiplied by EBITDA Percentage Increase)

For purposes of this Agreement, the “Cash Base Amount” for a Shadow Equity Bonus Award shall be the amount shown on Exhibit A for such award or in the case of a subsequent Shadow Equity Bonus Award not listed on Exhibit A the amount specified by TFM when making such award.

For purposes of this Agreement, “EBITDA Percentage Increase” shall mean the fraction, expressed as a percentage rounded to the nearest one percent, (A) the numerator of which is the amount obtained by subtracting (i) TFM’s average annual EBITDA for TFM’s three fiscal years ended immediately prior to the Effective Date of the Shadow Equity Bonus Award from (ii) TFM’s average annual EBITDA for TFM’s three fiscal years ended immediately prior to the Vesting Date of the Shadow Bonus Equity Award, and (B) the denominator of which is TFM’s average annual EBITDA for TFM’s three fiscal years ended immediately prior to the Effective Date of the Shadow Equity Bonus Award. If the amount of the numerator is zero or negative, then the EBITDA Percentage Increase shall be zero for purposes of applying the formula above.

For purposes of this Agreement, the term “EBITDA” shall be defined as TFM’s earnings before interest expense, tax expense and depreciation and amortization expenses for the applicable full fiscal year derived from the financial statements of TFM audited by TFM’s outside audit firm, excluding therefrom store closing expenses from years prior to the date hereof, share-based compensation and related payroll expenses incurred in connection with the vesting of stock options granted by a stockholder of TFM prior to the initial public offering and any offering charges or expenses relating to any sale or offering of the equity of TFM pursuant to the terms of a registration rights agreement between TFM and any selling stockholders; provided however, that the Board of Directors of TFM or the Compensation Committee of TFM may, in its discretion, exclude from such determination any item it deems necessary or appropriate. Such determination (as adjusted by the Board of Directors of TFM or the Compensation Committee of TFM) shall be conclusive and binding for purposes of this Agreement in the absence of actual fraud either in such determination or in the information on which such determination is based that in either case materially affects the amount of EBITDA.

(b) Payment. The amount payable to the Employee upon the vesting of a Shadow Equity Bonus Award determined as provided in Paragraph 4(a) shall be paid in one lump sum to the Employee, the Employee’s estate, or the Employee’s beneficiary or beneficiaries, not later than the sixtieth (60th) day following the later to occur of (i) the Vesting Date, or (ii) the date on which TFM receives its audited financial statements for its fiscal year ended immediately prior to the Vesting Date, provided that in no event shall payment be made later than the later of (A) the fifteenth (15th) day of the third month following the end of the Employee’s taxable year in which the Vesting Date occurs or (B) the fifteenth (15th) day of the third month following the end of TFM’s taxable year in which the Vesting Date occurs.

(c) Example. An example illustrating how a Shadow Equity Bonus Award is determined is set forth in Exhibit B attached hereto. Such example is included for illustration purposes only and no representation or warranty or other implication shall be drawn from any of the assumed facts.

5. Expiration. Each Shadow Equity Bonus Award of the Employee that has not theretofore vested under Paragraph 3 of this Agreement shall automatically expire upon the Employee ceasing to be employed by TFM for any or no reason whatsoever other than (i) TFM’s termination of employment because of the Employee’s Disability as defined in Paragraph 6 of this Agreement, (ii) a cessation of employment occurring because Employee dies, or (iii) the Employee becomes employed by an acquirer of all or substantially all of the assets of TFM in a transaction that does not constitute a Sale of TFM as defined in Paragraph 3 of this Agreement and such acquirer assumes TFM’s obligations in this Agreement. A Shadow Equity Bonus Award that expires under this Paragraph 5 may never thereafter vest, and the Employee shall not be entitled to any payment under Paragraph 4 of this Agreement or any other compensation, right or benefit whatsoever with respect to an expired Shadow Equity Bonus Award.

6. Disability. The Employee shall be deemed subject to “Disability” for purposes of this Agreement only upon a good faith determination by the Board of Directors of TFM that the Employee is subject to a physical and/or mental impairment that prevents the Employee from performing the essential functions of the Employee’s employment with TFM with or without reasonable accommodation.

7. Designation of Beneficiaries. The Employee may file with TFM a notice in writing designating one or more beneficiaries to whom payments otherwise due to the Employee hereunder shall be made in the event of the Employee’s death. The Employee shall have the right to change the beneficiary or beneficiaries so designated from time to time; provided, however, that no change shall become effective until received in writing by TFM. In the event that no such written designation is made by the Employee, the Employee shall be deemed to have designated the Employee’s estate as such beneficiary.

8. Non-Alienation of Benefits. The benefits provided by this Agreement are granted by TFM as a fringe benefit to the Employee. No right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under this Agreement shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits. If the Employee or beneficiary hereunder shall become bankrupt, or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit hereunder, then such right or benefit shall, in the discretion of the Board of Directors of TFM, cease and terminate, and in such event, TFM may hold or apply the same or any part thereof for the benefit of the Employee or the Employee’s beneficiary, spouse, children or other dependents, or any of them, in such manner and in such amounts and proportions as the Board of Directors may deem proper.

9. No Trust Created. The obligations of TFM to make payments hereunder shall constitute an unsecured liability of TFM to the Employee. Such payments shall be made from the general funds of TFM, and TFM shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payment shall be made, and neither the Employee nor the Employee’s designated beneficiaries or estate shall have any interest in any particular asset of TFM by reason of its obligations hereunder. Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary duty of TFM to the Employee or any other person.

10. No Additional Rights. Nothing contained in this Agreement shall be construed to:

a.	Give the Employee any right to be awarded any incentive compensation other than as specifically provided for herein, except as may be awarded in the sole discretion of the Board of Directors of TFM;

b.	Give the Employee any right whatsoever with respect to outstanding shares of common stock of TFM;

c.	Give the employee any right to vote as a shareholder or otherwise on matters respecting TFM;

d.	Give the Employee any right to inspect the books and records of TFM;

e.	Give the Employee any right to initiate legal proceedings on behalf of TFM;

f.	Give the Employee any proprietary interest in the business, income or assets of TFM; or,

g.	Give the Employee any statutory or other right inuring to corporate shareholders generally.

11. Right to Terminate Employment. Nothing in this Agreement shall confer upon the Employee the right to continue in the employment of TFM or affect the right of TFM to terminate the Employee’s employment at any time.

12. Rights of Employee. The Shadow Equity Bonus Awards do not represent shares of capital stock of TFM or any interest therein. Neither the Employee nor any person claiming by, through, or under the Employee shall have any of the rights of a shareholder of TFM with respect to such Shadow Equity Bonus Awards.

13. Incapacity. If the Board of Directors of TFM shall find any person to whom any payment is payable under this Agreement is unable to care for such person’s affairs because of illness or accident or minority, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to the spouse of such person, or in the case of a minor, to either natural parent of such minor. Any such payment in full of all amounts due or to become due under this Agreement shall be a complete discharge of the liabilities of TFM under this Agreement.

14. Withholdings. Any payments made by TFM pursuant to this Agreement to the Employee, the Employee’s estate, any beneficiary designated by the Employee, or any other person or entity, shall be subject to any and all withholdings or deductions for credit to the benefit of the Employee or the other recipient thereof, of income, payroll or other taxes or other items (including any claims or offsets due to TFM) determined in good faith in the discretion of the Board of Directors of TFM as appropriate or necessary for such withholding or deduction.

15. Benefits for Limited Number of Key Employees. It is understood and acknowledged between the parties hereto that the benefits provided by the Agreement represent a fringe benefit to the Employee as a key employee of TFM, and are offered to the Employee as part of a “top hat” program of fringe benefits being offered to the Employee; provided that neither the Employee, nor any other employee of TFM, shall have any rights to any future offering of deferred compensation or other fringe benefits by reason of this Agreement or by reason of the fringe benefits offered to any other employee.

16. Binding Effect. This Agreement shall be binding upon and inure to the benefit of TFM, its successors and assigns, and the Employee, the heirs, successors, representatives and assigns of the Employee, and the beneficiary or beneficiaries of the Employee designated pursuant to Paragraph 7 of this Agreement.

17. Construction; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina. All controversies relating to this Agreement, including but not limited to whether such controversy is subject to arbitration, shall be resolved by binding arbitration conducted in Greensboro, North Carolina under the North Carolina Revised Uniform Arbitration Act and, to the extent permitted by such Act, the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association in effect at the time a demand for arbitration is made. The arbitrator may award attorney’s fees and expenses. The arbitrator’s decision and award shall be exclusive, final, and binding on the parties, and their respective heirs, executors, administrators, successors, and assigns.

18. Code Section 409A. Notwithstanding anything to the contrary in this Agreement, (i) this Agreement may be amended from time to time as TFM may determine to be necessary or appropriate in order to avoid this Agreement from resulting in the inclusion of any compensation in the gross income of the Employee under Section 409A of the Internal Revenue Code of 1986 as amended from time to time, and (ii) if any provision of this Agreement would otherwise result in the inclusion of any compensation in the gross income of the Employee under Code Section 409A as amended from time to time, then such provision shall not apply and TFM, in its discretion, may apply in lieu thereof another provision that (in the judgment of TFM) accomplishes the intent of this Agreement without resulting in such inclusion.

19. Miscellaneous. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes the Earlier Agreement(s) which are(is) hereby terminated, and this Agreement may not be varied, modified or amended except pursuant to a written instrument duly executed by both parties hereto or as provided in Paragraph 18 of this Agreement. It is expressly understood and agreed, however, that this Agreement shall be supplemental to, and shall not in any way modify, restrict or otherwise affect, any qualified pension or retirement plan of TFM, disability plan, life insurance plan, or split-dollar insurance plan providing benefits to the Employee or the Employee’s beneficiaries. Waiver of any default or breach under this Agreement or of any of the agreements executed pursuant hereto shall not constitute a waiver of any prior or subsequent default or breach under this Agreement or any of the agreements executed pursuant hereto. In the event any provision of this Agreement or of any of the agreements executed pursuant hereto shall be determined to be invalid or unenforceable, the remaining provisions of such agreements shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have hereunto set their hands and affixed their seals as of the day and year first-above written.

THE FRESH MARKET, INC.

By:	/s/
, Its Vice-President

ATTEST:

/s/
, Its Secretary

/s/	(Seal)
Employee Name:

EXHIBIT A

Number of Shadow Bonus Equity Awards	Year in Which Awarded	Cash Base Amount

EXHIBIT B

EXAMPLE

Assume that pursuant to a Shadow Equity Bonus Agreement dated April 30, 2004 the Employee is granted one (1) Shadow Equity Bonus Award with an Effective Date of January 1, 2004 and a Cash Base Amount of $10,000.00, that TFM’s average EBITDA for TFM’s fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003 is $19,000,000.00, that TFM’s average EBITDA for TFM’s fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008 is $58,000,000.00, and that the Employee remains employed by TFM through and including January 1, 2009.

Under Paragraph 3, the Employee’s Shadow Equity Bonus Award vests on January 1, 2009 because the Employee has remained employed by TFM from the date of the Shadow Equity Bonus Agreement up to and including the fifth Anniversary Date of the Shadow Equity Bonus Award, which is January 1, 2009.

Under Paragraph 4(a), the amount payable to the Employee with respect to the vested Shadow Equity Bonus Award would be determined under the following formula:

Cash Base Amount + (Cash Base Amount x EBITDA Percentage Increase)

Under Paragraph 4(a) the EBITDA Percentage Increase would be calculated as follows:

Average annual EBITDA for three fiscal years ended immediately prior to Effective Date of Shadow Bonus Equity Award: $19,000,000.00

Average annual EBITDA for three fiscal years ended immediately prior to Vesting Date of Shadow Bonus Equity Award: $58,000,000.00

($58,000,000.00-$19,000,000.00) / $19,000.00	= $39,000,000.00/$19,000,000.00

=$39,000,000/$19,000,000

= 205%

The amount payable to the Employee would be calculated as follows:

$10,000.00 + ($10,000.00 x 2.05) = $30,500.00

This amount would be payable to the Employee as provided in Paragraph 4(b).

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